Savings Bank
OF MENDOCINO COUNTY
================================================================================
P.O. BOX 3600 . UKIAH, CALIFORNIA 95462
TELEPHONE (707) 462-6613


                                  Exhibit 10.3

October 15, 1997



Mr. Michael Laybourn
Mendocino Brewing Company Inc.
Post Office Box 400
Hopland, CA 95449

Dear Michael:

Following up our earlier telephone conversation, the Savings Bank of Mendocino County is prepared to convert our $2,700,000.00 construction loan to a permanent financing loan package on substantially the same terms and conditions specified in the now-lapsed take-out commitment issued September 13, 1996. With the exception of the substitution of the expiration date specified below, the only loan terms which are modified are as follows:

     1) Origination Fee--in lieu of the one-half percent origination fee originally negotiated, you will be required to pay to the Bank a one and one-half (1-1/2) percent origination fee. As previously expressed, we have unexpectedly expended considerably more time and expense over the past year for which we would like to obtain reimbursement.

     2) Interest Rate--the original commitment provided for an interest rate floor of eight and one-half (8-1/2) percent. In lieu of the foregoing, the interest rate floor will be lowered to seven and one-half (7-1/2) percent.

Michael, we recognize that the investment agreement reached with United Breweries of America, Inc. substantially strengthens Mendocino Brewing Company and understand that it is in everyone's best interest to work together to facilitate consummation of the contemplated transaction. In spite of the foregoing, we believe it is premature to lower the interest rate from the level originally committed until such time as we are satisfied that our risk has been mitigated by demonstrations of sustained profitability, stable sales growth and confirmation of ongoing production efficiency. It is my additional understanding that Mendocino Brewing Company is or will in the near future be negotiating alliances that could significantly enhance the company's profitability and/or capital structure. The relationship with Mendocino Brewery is very important to our

Bank and we want you to know that we are very willing to consider any future requests to lower the interest rate pricing.

In addition to the conditions specified previously, our commitment is further conditioned upon:

     1) Our being satisfied that there are no outstanding payables owed to the prime contractor, BDM Construction, or any subcontractor that provided goods and/or services in association with your construction project.

     2) Receipt of a signed copy of the investment agreement between Mendocino Brewing and United Breweries of America. The agreement must be in form and substance satisfactory to Bank and its council.

     3)  Written confirmation that Westamerica Bank has agreed to renew its loan
         commitment  to  Mendocino  Brewing  and  our  determination   that  the
         negotiated terms are acceptable to us.

     4) Confirmation that your promissory note obligations to BDM Construction and Cordes Langley et al have been fully satisfied.

     5) Confirmation that in addition to the four million dollars in cash contributions, United Breweries of America has contributed all of their Sarasota Springs Brewery Inc. assets into Mendocino Brewing Company Inc. It is my understanding that the value of these assets approximate seven and one-half (7-1/2) million dollars.

It goes without mention that the requirement stipulated in our original commitment letter relating to your public offering and the related deposit of proceeds into a bank account are no longer relevant.

The take-out loan must be completely negotiated, documented and closed by December 1, 1997 or our commitment will expire. Should any of the foregoing require any clarification, don't hesitate contacting me at your earliest convenience.

Sincerely,


/s/ Martin J. Lombardi
Martin J. Lombardi
Vice President